As filed with the Securities and Exchange Commission on February 26, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2401

(Address, including zip code, of registrant’s principal executive offices)

The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation and Incentive Plan

The PNC Financial Services Group, Inc. Directors Deferred Compensation Plan

(Full title of the plans)

Robert Q. Reilly

Executive Vice President and Chief Financial Officer

The PNC Financial Services Group, Inc.

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2401

(Name and address for agent for service)

(888) 762-2265

(Telephone number, including area code, of agent for service of process)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations(1)	$107,500,000(2)	100%	$107,500,000(3)	$13,029.00

(1)

The deferred compensation obligations are unsecured obligations of The PNC Financial Services Group, Inc. (“PNC” or the “Registrant”) to pay deferred compensation in the future in accordance with the terms of The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation and Incentive Plan (the “DCIP”) and The PNC Financial Services Group, Inc. Directors Deferred Compensation Plan (the “Director Plan” and, together with the DCIP, the “Plans”).

(2)	The amounts to be registered under the respective Plans are $100,000,000 (DCIP) and $7,500,000 (Director Plan).
(3)

Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. The amount of deferred compensation obligations registered is based on an estimate of the amount of compensation participants may defer under the Plans.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed in order to register, in the aggregate, an additional $107,500,000 of deferred compensation obligations of the Registrant under (i) the DCIP ($100,000,000 of deferred compensation obligations) and (ii) the Director Plan ($7,500,000 of deferred compensation obligations). The Registrant previously has filed the following registration statements on Form S-8 relating to the Plans that register the offer and sale of deferred compensation obligations under the DCIP: Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August 29, 2014 (Registration No. 333-198461) and Form S-8 filed with the Commission on November 10, 2011 (Registration No. 333-177896).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation by Reference

The following documents, each as filed by PNC with the Commission pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), are incorporated herein by reference (other than, in each case, documents or information deemed to have been furnished to, rather than filed with, the Commission, which documents or information are specifically not incorporated by reference herein):

•	PNC’s annual report on Form 10-K for the year ended December 31, 2017;

•	PNC’s quarterly reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018; and

•

PNC’s current reports on Form 8-K filed with the Commission on: January 4, 2018, January 12, 2018 (Item 8.01 only Form 8-K), February 22, 2018, April 13, 2018 (Item 8.01 only Form 8-K), April 27, 2018, July 13, 2018 (Item 8.01 only Form 8-K), September 5, 2018, October 4, 2018, October 16, 2018, January 3, 2019, January 23, 2019, and February 15, 2019.

All documents filed by PNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any report, document or portion thereof that is furnished to, but not filed with, the Commission is not incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement; provided, however, that documents or information deemed to have been furnished to, rather than filed with, the Commission shall not be deemed incorporated by reference in this Registration Statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The deferred compensation obligations (the “Deferred Compensation Obligations”) represent PNC’s unsecured obligations to pay deferred compensation from time to time in the future pursuant to the terms of the Plans.

DCIP

Under the terms of the DCIP, PNC provides eligible employees with the opportunity to defer up to 20% of base salary and/or up to 75% of eligible short-term incentive pay earned with respect to a plan year. Participation in the DCIP is limited to a select group of management or highly compensated employees. Participation in the DCIP is voluntary, and participants may elect to allocate deferred compensation into various investment options. A participant may change the deemed investment alternatives from time to time as set forth in the DCIP.

A participant may elect to receive distribution of his or her accounts under the DCIP upon his or her separation from service (in a lump sum or in annual installments for between two and 10 years or a combination of a partial lump sum followed by installment payments) and/or on up to five specified dates (in a lump sum). Except in the case of a participant’s retirement on or after reaching age 55 and accruing five years of service, all of the participant’s accounts will be distributed in a lump sum in connection with his or her separation from service. In the event of a participant’s death, all of the participant’s accounts will be distributed to his or her beneficiaries in a lump sum. A participant may be permitted to withdraw all or a portion of his or her accounts in the case of an unforeseeable emergency that causes severe financial hardship. All distributions of participant accounts under the DCIP are paid in cash.

The right of the participants to any amounts deferred or invested in the DCIP are not transferable or assignable and will not be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary, except when, where and if compelled by applicable law.

PNC’s Administrative Committee has absolute authority to determine eligibility for benefits and to administer, interpret, construe and vary the terms of the DCIP. The DCIP may be amended or terminated by the Personnel and Compensation Committee pursuant to the terms and conditions set forth therein, provided that no modification, amendment or termination will be made that would have the effect of decreasing the amount payable to any participant or beneficiary hereunder without the consent of such participant or beneficiary. PNC’s Board of Directors (the “Board”), the Personnel and Compensation Committee of the Board, the Administrative Committee, PNC’s Investment Committee (which is appointed to oversee DCIP investments), or their respective delegates may delegate authority under the terms of the DCIP, to the extent permitted by applicable law or requirement.

The DCIP is intended to constitute a “top hat plan” within the meaning of Sections 201(2), 301(a)(3) and 401(a) of the Employee Retirement Income Security Act of 1974, as amended. Deferrals under the DCIP will not be subject to U.S. federal income tax until they are distributed to the participant in accordance with the terms of the DCIP. The DCIP is also intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

Director Plan

Non-employee members of the Board may elect to defer all or part of their compensation earned for services performed as a member of the Board. Participation in the Director Plan is voluntary and participants may elect to allocate deferred compensation into various investment options.

Deferred amounts are paid in cash either in a lump sum or installments, either upon the director’s retirement or on a specified date in accordance with the elections made by participants.

The value of a participant’s account ordinarily will be distributed to the participant or the participant’s beneficiary (in the case of the participant’s death) upon the participant’s separation from service. Amounts payable or credited under the Director Plan may not be sold, assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation.

The Director Plan is administered by the Nominating and Governance Committee of the Board, unless otherwise determined by the Board. The Director Plan may be terminated or amended at any time by the Board or by the applicable committee, pursuant to the terms and conditions set forth therein, without the consent of any participant, provided that any termination or amendment will not, without the consent of the participant (or designated beneficiary) adversely affect such participant’s rights with respect to compensation or amounts credited to his or her accounts.

Item 5. Interests of Named Experts and Counsel.

The legal opinion regarding the validity of the securities to be issued is rendered by Alicia G. Powell, Corporate Secretary and Managing Chief Counsel of PNC. Ms. Powell beneficially owns or has the rights to acquire an aggregate of less than 1% of PNC’s common stock.

Item 6. Indemnification of Directors and Officers.

PNC is incorporated under the laws of the Commonwealth of Pennsylvania. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law, as amended (the “PBCL”), provide that a Pennsylvania corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, provided that certain standards are met, including that the person acted in good faith and with the reasonable belief that the particular action was in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In the case of an action brought by or in the right of the corporation, indemnification of any person who was or is a party or is threatened to be made a party to the action by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action is permitted if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification is permitted under this provision, however, in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides, in general, that a corporation must indemnify any representative of a business corporation who has been successful on the merits, or otherwise, in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorneys’ fees) actually and reasonably incurred therein. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced, if it is ultimately determined that such person is not entitled to indemnification from the corporation.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Our By-Laws provide for the mandatory indemnification of directors and officers in accordance with and to the full extent permitted by the laws of the Commonwealth of Pennsylvania as in effect at the time of such indemnification. Our By-Laws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case such elimination is not permitted by law.

Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity against any liability asserted against the person in any capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify such person against that liability under the provisions of the PBCL.

PNC has purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties.

The foregoing is only a general summary of certain aspects of Pennsylvania law and PNC’s By-Laws relating to indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 1741, 1742, 1743, 1745, 1746 and 1747 of the PBCL and the By-Laws of PNC.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the DCIP’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit 4.1	Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc., effective January 2, 2009	Incorporated herein by reference to Exhibit 3.1 of PNC’s Annual Report on Form 10-K for the year ended December 31, 2008

Exhibit 4.2	Amendment to Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc., effective November 19, 2015	Incorporated herein by reference to Exhibit 3.1.6 of PNC’s Current Report on Form 8-K filed November 20, 2015

Exhibit 4.3	By-Laws of The PNC Financial Services Group, Inc., as amended and restated, effective August 11, 2016	Incorporated herein by reference to Exhibit 3.2 of PNC’s Current Report on Form 8-K filed August 16, 2016

Exhibit 4.4	The PNC Financial Services Group, Inc. and Affiliates Deferred Compensation and Incentive Plan, amended and restated effective as of January 1, 2017	Incorporated herein by reference to Exhibit 10.7 of PNC’s Annual Report on Form 10-K filed February 28, 2017

Exhibit 4.5	The PNC Financial Services Group, Inc. Director’s Deferred Compensation Plan, as amended and restated effective January 1, 2015	Incorporated herein by reference to Exhibit 10.52 of PNC’s quarterly report on Form 10-Q for the quarter ended September 30, 2014

Exhibit 5.1	Opinion of Alicia G. Powell	Filed herewith

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP, relating to The PNC Financial Services Group, Inc.	Filed herewith

Exhibit 23.2	Consent of Deloitte & Touche LLP, relating to BlackRock, Inc.	Filed herewith

Exhibit 23.3	Consent of Alicia G. Powell	Included in the opinion filed as Exhibit 5.1 hereto

Exhibit 24.1	Powers of Attorney	Filed herewith

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, PNC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on February 26, 2019.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Gregory H. Kozich
Gregory H. Kozich
Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

William S. Demchak*	Chairman, President, Chief Executive Officer (Principal Executive Officer) and Director	February 26, 2019

Robert Q. Reilly*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 26, 2019

Gregory H. Kozich*	Senior Vice President and Controller (Principal Accounting Officer)	February 26, 2019

Joseph Alvarado*	Director	February 26, 2019

Charles E. Bunch*	Director	February 26, 2019

Debra A. Cafaro*	Director	February 26, 2019

Marjorie Rodgers Cheshire*	Director	February 26, 2019

Andrew T. Feldstein*	Director	February 26, 2019

Richard J. Harshman*	Director	February 26, 2019

Daniel R. Hesse*	Director	February 26, 2019

Richard B. Kelson*	Director	February 26, 2019

Linda R. Medler*	Director	February 26, 2019

Martin Pfinsgraff*	Director	February 26, 2019

Donald J. Shepard*	Director	February 26, 2019

Toni Townes-Whitley*	Director	February 26, 2019

Michael J. Ward*	Director	February 26, 2019

*By:	/s/ Alicia G. Powell
Alicia G. Powell, Attorney-in-Fact, pursuant to Powers of Attorney filed herewith